As filed with the Securities and Exchange Commission on January 21, 1997

                                                 Registration Number 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              LIFECELL CORPORATION
             (Exact name of Registrant as specified in its charter)

                                 ---------------

           Delaware                                    76-0172936
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                           3606 Research Forest Drive
                           The Woodlands, Texas 77381
                                  281/367-5368
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                 Paul M. Frison
                           3606 Research Forest Drive
                           The Woodlands, Texas 77381
                                  281/367-5368
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                                ROBERT E. WILSON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                            HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                 AMOUNT      PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF          TO BE       OFFERING PRICE          AGGREGATE         REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED       PER SHARE(1)       OFFERING PRICE(1)        FEE
----------------------------------------------------------------------------------------------------
Common Stock(2)                 7,163,316        $ 4.78               $ 34,240,651       $ 10,376
----------------------------------------------------------------------------------------------------
Common Stock(3)                 1,612,328        $ 4.78               $  7,706,928       $  2,336
====================================================================================================

(1) ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457 OF THE SECURITIES ACT OF 1933, AS AMENDED, ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW PRICES OF THE COMMON STOCK AS REPORTED BY THE NASDAQ MARKET ON JANUARY 13, 1997.

(2) INCLUDES SHARES ISSUED OR TO BE ISSUED ON (I) CONVERSION OF 124,157 SHARES OF THE COMPANY'S SERIES B PREFERRED STOCK AT A CONVERSION RATE OF 32.26 SHARES OF COMMON STOCK FOR EACH SHARE OF SERIES B PREFERRED STOCK AND (II) EXERCISE OF CERTAIN WARRANTS TO PURCHASE SHARES OF COMMON STOCK (THE "WARRANTS").

(3) INCLUDES AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK, UP TO A MAXIMUM OF 1,612,328 SHARES, WHICH MAY BE ISSUED UPONN CONVERSION OF SHARES OF SERIES B PREFERRED STOCK THAT MAY BE ISSUED AS DIVIDENDS ON THE SHARES OF SERIES B PREFERRED STOCK.

                                 ---------------

          Pursuant to Rule 416, there also are being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Series B Preferred Stock and the Warrants.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER

BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
                                8,775,644 SHARES

                                 ---------------

                              LIFECELL CORPORATION

                                  COMMON STOCK

                                 ---------------

           The common stock, par value $.001 per share (the "Common Stock"), of LifeCell Corporation, a Delaware corporation ("LifeCell" or the "Company"), is included in The Nasdaq SmallCap Market under the symbol "LIFC", and the average of the high and low prices of the Common Stock price as reported by The Nasdaq Stock Market on January 13, 1997, was $4.78.

                                 ---------------

        THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

          The 8,775,644 shares of Common Stock offered hereby are being offered for the account of certain stockholders of the Company named under the heading "Selling Stockholders". The Company will receive no portion of the proceeds of the sale of the shares of Common Stock offered hereby and will bear certain of the expenses incident to their registration.

          Sales of shares of Common Stock by the Selling Stockholders may be made from time to time in the over-the-counter market, on any stock exchange on which the Common Stock may be listed at the time of sale, in private transactions or pursuant to underwriting agreements at prices related to prices then prevailing involving payment of customary commissions or discounts.

JANUARY    , 1997

                            ADDITIONAL INFORMATION

      LifeCell has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments, exhibits and financial statement schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, which may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      The Company furnishes holders of Common Stock annual reports containing financial statements audited by its independent public accountants in accordance with generally accepted accounting principles following the end of each fiscal year, and with quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of each such fiscal quarter. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov. which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

            (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on April 1, 1996, as amended by Amendment No. 1 to Form 10-K on Form 10-K/A, filed with the Commission on May 29, 1996;

            (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, filed with the Commission on May 15, 1996;

            (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, filed with the Commission on August 14, 1996;

            (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, filed with the Commission on November 14, 1996;

            (v) the description of the Common Stock, contained in a registration statement on Form 8-A filed with the Commission on February 27, 1992, including any amendment or report filed with the Commission for the purpose of updating such description;

            (vi) the Company's Current Report on Form 8-K dated November 18, 1996, filed with the Commission on November 27, 1996; and

            (vii) the Company's Current Report on Form 8-K dated December 31, 1996, filed with the Commission on December 31, 1996.

      All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to Chief Financial Officer, LifeCell Corporation, 3606 Research Forest Drive, The Woodlands, Texas 77381, telephone number 281/367-5368.

                               PROSPECTUS SUMMARY

                                   THE COMPANY

      LifeCell is engaged in the development and commercialization of universal tissue grafts and products for the preservation of transfusable blood cells. AlloDerm(R) ("AlloDerm"), a universal dermal tissue graft that LifeCell began marketing in December 1993 for use in treating third-degree burns and other acute, full-thickness skin wounds, is LifeCell's first commercial application of its tissue engineering technology. In addition, AlloDerm products address multiple clinical markets including periodontal surgery and plastic and reconstructive surgery. Other potential clinical applications of the Company's patented tissue engineering and cell preservation technologies include composite skin graft (AlloDerm layer and epidermal layer consisting of isolated epidermal cells), XenoDerm(TM) porcine (pig) dermis, vascular conduits for bypass procedures, heart valves for replacement surgeries, Thrombosol(TM) (a platelet preservative) and freeze-dried red blood cells.

      LifeCell was organized in 1986 to commercialize its core preservation technology, a process developed by The University of Texas Health Science Center at Houston and licensed exclusively to the Company. Initially, LifeCell developed and manufactured instruments that utilized this core technology. In June 1993, LifeCell exited the equipment business and focused its resources toward extending the core technology to clinical products.

      LifeCell was incorporated in January 1992 under Delaware law for the purpose of merging with its predecessor, a Delaware corporation incorporated in January 1986. The merger of the two corporations occurred in January 1992. LifeCell's executive offices, production facilities and research facilities are located at 3606 Research Forest Drive, The Woodlands, Texas 77381, and its telephone number is 281/367-5368.

                                  THE OFFERING

Securities Offered.......  8,775,644 shares of Common Stock.

Use of Proceeds..........  The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereunder.

Nasdaq ..................  The shares of Common Stock are included in the
                           Nasdaq SmallCap Market under the symbol "LIFC".

           See "Description of Capital Stock -- Common Stock" for a more complete description of such securities.

                                  RISK FACTORS

           The Common Stock offered by this Prospectus involves a high degree of risk. For a discussion of certain matters that should be considered by prospective purchasers of the Common Stock offered hereby, see "Risk Factors".

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

NO ASSURANCE OF ADDITIONAL NECESSARY CAPITAL

    The Company believes that its existing financial resources will be adequate to satisfy its capital requirements to sustain and expand current operations through 1999. The Company's future capital requirements will depend on many factors, including successful expansion of sales of AlloDerm, continued scientific progress with its research and development programs and expansion of such programs and progress of preclinical and clinical assessment of products under development. There can be no assurance that the Company will be successful in obtaining additional capital in amounts sufficient to continue to fund its operations and product development.

HISTORY OF OPERATING LOSSES

    The Company has incurred substantial losses since inception in January 1986, including losses of approximately $3.4 million, $3.7 million and $3.9 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $2.9 million for the nine months ended September 30, 1996, and had an accumulated deficit of approximately $27.8 million at September 30, 1996. There can be no assurance that the Company will ever become profitable.

FDA REGULATORY STATUS OF ALLODERM

    In December 1993, the FDA published an interim rule regulating "banked human tissue". The rule defines banked human tissue as any tissue derived from a human body which is (i) intended for administration to another human for the diagnosis, cure, mitigation, treatment, or prevention of any condition or disease and (ii) recovered, processed, stored, or distributed by methods not intended to change tissue function or characteristics. The FDA definition excludes, among other things, tissue that currently is regulated as a human drug, biological product, or medical device and kidney, liver, heart, lung, pancreas or any other vascularized human organ. Banked human tissue is regulated by the FDA in a manner the agency has deemed necessary to protect the public health from the transmission of HIV infection and hepatitis infection through transplantation of tissue from donors with or at risk of these diseases. Under the FDA regulations, all facilities engaged in the procurement, processing, storage, or distribution of human tissue intended for transplant are required to assure that certain infectious disease testing and donor screening is performed and that records documenting such testing for each tissue are available for inspection by the FDA. The regulations also provide authority for the FDA to conduct inspections of banked human tissue facilities and to detain, recall, or destroy tissue for which appropriate documentation is not available. Banked human tissue, however, is not subject to premarket notification or approval by the FDA as are certain drugs, biologicals, and medical devices.

    In December 1991, the Company first contacted the FDA regarding the regulatory status of AlloDerm and was advised in May 1992 that the FDA had not made a final determination on the status of intact processed human cadaver skin, that the agency currently was studying the issue and that these products may at some future time be subject to FDA regulation. The FDA sent the Company a copy of the December 1993 publication of the FDA's banked human tissue regulations shortly after its release of such regulations and inspected the Company for compliance with those regulations in July 1994. For these reasons, the Company believed that AlloDerm was covered by the FDA's definition of banked human tissue and that the product would not be regulated as a medical device.

    In November 1995, following LifeCell's commercial introduction of AlloDerm for periodontal applications, the Company received a letter from the FDA, stating that it considered AlloDerm to be a

"device" as defined by the United States Food, Drug and Cosmetics Act (the "FDC Act"), and that a 510(k) premarket notification was required to be submitted and cleared by the FDA in order to market the product. Following several months of correspondence and discussions with the FDA, the Company received a letter from the agency dated September 17, 1996, to the effect that, after considering the information and views that the Company submitted at its May 1996 meeting with agency officials and in subsequent correspondence, the FDA agrees with the Company's position that AlloDerm intended for use for replacement or repair of damaged or inadequate integumental tissue, including gingival dermis, is banked human tissue within the meaning of the interim final rule. Consequently, AlloDerm is not subject to premarket notification or approval by the FDA and the Company may continue to promote and sell AlloDerm for use in the treatment of wounds, such as third-degree burns, in periodontal surgical procedures, such as free-gingival grafting and guided tissue regeneration, and in plastic and reconstructive surgery procedures, such as contracture release grafting and scar revision. The agency also informed the Company that this decision applies only to AlloDerm when it is intended for use in transplantation, and the regulatory status of the product when it is promoted for other uses, such as a void filler for soft tissue, for cosmetic augmentation, or as a wound healing agent (the "Additional Indications"), would need to be determined by the FDA on a case by case basis. To date, a minimal amount of LifeCell's aggregate product sales are attributable to the Additional Indications.

    While the Company's marketing efforts had not previously focused on the Additional Indications, as a follow-up to its September 17 letter, the FDA, by letter dated September 23, 1996, informed the Company that indications for Additional Indications would have to be formally presented to the FDA to determine if, with these indications, AlloDerm would continue to fall within the scope of the interim rule for banked human tissue and thus not require premarket clearance. The Company was asked to indicate what changes in advertisement and promotion it would make for AlloDerm in response to the September 23, 1996 letter. The Company responded to the FDA letter on October 8, 1996, and informed the agency that the Company believes that the distinctions drawn regarding the definition of transplantation and banked human tissue and between integumental tissue and all other tissue in the September 17 opinion were fairly novel and ones for which the Company would require clarification from the FDA as it goes forward. The Company believes that AlloDerm, when used for augmentation and as a void filler, still qualifies as banked human tissue. Similarly, the Company advised the FDA that since almost every replacement or repair of damaged or inadequate tissue involves a cosmetic aspect, the Company believes that many cosmetic uses of AlloDerm are within the purview of banked human tissue.

    Nevertheless, the Company informed the FDA that it intends to follow the agency's decision and, until this matter is clarified on a case by case basis, will not promote AlloDerm for the Additional Indications. The Company also advised the FDA that it would present its arguments to the agency as to why it believes that these uses fall within the definition of banked human tissue. There can be no assurance that the FDA will not finally conclude that use of AlloDerm for the Additional Indications should be regulated as a medical device and require a 510(k) premarket notification or PMA for AlloDerm for such indications. If the FDA were to conclude definitively that the Company is required to obtain agency clearance of a 510(k) notification or approval of a PMA for AlloDerm for the Additional Indications, the FDA may require the Company to conduct laboratory testing and preclinical and clinical studies of AlloDerm to support a marketing application. Testing, preparation of necessary applications and processing of those applications by the FDA is expensive and any required laboratory testing or preclinical or clinical studies that the Company were required to conduct could take several years to complete. There can be no assurance that any required testing could be completed successfully, or that if successfully completed, would provide sufficient data and information to enable the FDA to determine, on a timely basis, if at all, that when AlloDerm is used for the Additional Indications, it is substantially equivalent to a legally marketed predicate device or is safe and effective for the Additional Indications and permit the product to be marketed for such uses. Failure of the Company to receive any required FDA clearance or approval of AlloDerm for the Additional Indications on a timely basis would preclude promotion of AlloDerm for the Additional Indications and could have a material adverse effect on the Company's business, financial condition and results of operation. See "--Government Regulation--Proposed Products".

GOVERNMENT REGULATION--PROPOSED PRODUCTS

    Many if not all of LifeCell's products under development will require regulatory approval or clearance prior to commercialization. Human therapeutic products are subject to rigorous preclinical and clinical testing as a condition of approval by the FDA and by similar regulatory authorities in foreign countries. The lengthy process of obtaining these approvals and clearances and the ongoing process of compliance with applicable federal statutes and regulations will require the expenditure of substantial resources, and there can be no assurance that the FDA or foreign approvals will be obtained for any of the Company's proposed products.

    LifeCell's proposed human and xenograft heart valve products and its proposed xenograft tissue transplantation products will be subject to regulation as medical devices. The Company's proposed blood cell additives will be subject to regulation as biologics. Such products require FDA premarket clearance prior to commercialization in the United States. To obtain FDA approval for these products, the Company must submit proof of their safety and efficacy. Testing, preparation of necessary applications and processing of those applications by the FDA is expensive and time consuming. There can be no assurance that the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by the Company in its efforts to obtain FDA clearances that could delay or preclude the Company from marketing any product it may develop. The FDA may also place conditions on clearances that could restrict commercial applications of such products. Product marketing approvals or clearances may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Delays imposed by the governmental clearance process may materially reduce the period during which the Company has the exclusive right to commercialize patented products.

    Products marketed by LifeCell pursuant to FDA or foreign approval will be subject to pervasive and continuing regulation. In the United States, devices and biologics must be manufactured in registered establishments and must be produced in accordance with Good Manufacturing Practice ("GMP") regulations. Manufacturing facilities and processes are subject to periodic FDA inspection. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The export of devices and biologics is also subject to regulation and may require FDA approval. From time to time, the FDA may modify such requirements, imposing additional or different requirements. Failure to comply with any applicable FDA requirements could result in civil and criminal enforcement actions and other penalties. In addition, there can be no assurance that the various states and foreign countries in which LifeCell's products are sold will not impose additional regulatory requirements or marketing impediments.

    The National Organ Transplant Act ("NOTA") prohibits the acquisition, receipt or transfer of certain human organs, including skin, heart valves and vascular conduits, for "valuable consideration". NOTA permits the payment of reasonable expenses associated with the removal, transportation, processing, preservation, quality control and storage of human tissue and skin. NOTA may be interpreted to limit the prices that LifeCell may charge for processing and transporting its human tissue products. This could result in limited revenues which could adversely affect LifeCell's business and prospects.

DEPENDENCE OF KEY MANAGEMENT AND PERSONNEL

    The success of LifeCell will be dependent largely on the efforts of Paul M. Frison, Chairman of the Board, President and Chief Executive Officer of the Company, and Stephen A. Livesey, M.D., Ph.D., Executive Vice President, Chief Scientific Officer and a director of the Company. The loss of either person's services would have a material adverse effect on LifeCell's business and prospects. Dr. Livesey, a citizen of Australia, has received an extension of an "H-1B" visa to work in the United States that currently expires in June 1997. He has applied for permanent residence status in the United States, but there can be no assurance that he will be able to obtain such status. Further, the success of LifeCell is also dependent upon its ability to hire and retain suitable operating, marketing and technical personnel. The competition for qualified personnel in the biomedical industry is intense and, accordingly, there can be no assurance that LifeCell will be able to hire or retain necessary personnel.

LIMITED PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF SECURITIES PRICES

    Historically, the Common Stock has experienced low trading volumes. The market price of the Common Stock also has been highly volatile and it may continue to be highly volatile as has been the case with the securities of other public biotechnology companies. Factors such as announcements by LifeCell or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may substantially affect the market price of LifeCell's securities. Changes in the market price of the Common Stock may bear no relation to LifeCell's actual operational or financial results.

TECHNOLOGICAL CHANGE AND COMPETITION

    The biomedical field is undergoing rapid and significant technological change. LifeCell's success depends upon its ability to develop and commercialize its technology. There are many companies and academic institutions that are capable of developing products based on similar technology, and that have developed and are capable of developing products based on other technologies, which are or may be competitive with LifeCell's products. Many of those companies and academic institutions are well-established, have substantially greater financial and other resources than LifeCell and have established reputations for success in the development, sale and service of products. These companies and academic institutions may succeed in developing competing products that are more effective than LifeCell's products or that receive government approvals more quickly than LifeCell's products.

AVAILABILITY OF MATERIALS

    The Company's business will be dependent on the availability of human cadaveric skin and cardiovascular tissue to the extent that LifeCell is unable successfully to develop products using animal tissue. A limited supply of donated skin is available. Although the Company has established what it believes to be an adequate source of cadaveric skin to satisfy the expected demand for AlloDerm, there can be no assurance that the availability of human skin and cardiovascular tissue will be sufficient to meet LifeCell's demand for such materials.

UNCERTAINTY OF MARKET ACCEPTANCE

    Achieving broad market acceptance for AlloDerm and LifeCell's proposed products will require substantial additional marketing efforts. There can be no assurance that AlloDerm or any of LifeCell's proposed products ultimately will achieve widespread commercial acceptance.

PATENTS AND PROPRIETARY RIGHTS

    LifeCell's ability to compete effectively with other companies is materially dependent upon the proprietary nature of its technologies. LifeCell relies primarily on patents and trade secrets to protect its technologies. LifeCell currently has the exclusive right to eight patents through a license agreement with the Board of Regents of the University of Texas System. In addition, LifeCell has been issued three patents and has five pending United States patent applications. There can be no assurance that LifeCell will obtain any additional key patents or other protection, that the patents currently applied for will be granted, that existing patents or proprietary rights owned by or licensed to LifeCell will not be invalidated or that patents will provide significant commercial benefits. The invalidation of key patents or proprietary rights owned by or licensed to LifeCell could have a material adverse effect on LifeCell and on its business prospects.

    LifeCell believes that it owns or has the right to use all knowledge necessary to manufacture and market its current products and planned products without infringing any existing patent or proprietary rights of others such that it would be liable for damages or prevented from manufacturing or marketing its products. No assurances may be given, however, that the Company's patents or other proprietary rights may not be the subject of an infringement or other claim that could invalidate to some extent its patents or other rights. Any successful patent infringement claim relating to any patent could have a material adverse effect on the Company.

    There can be no assurance that LifeCell will not be required to resort to litigation to protect its patents or other proprietary rights or that the Company may be the subject of patent litigation to defend its patents or other rights against claims of infringement or other intellectual property claims. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's financial condition and results of operations.

    LifeCell has also applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to LifeCell may differ from that of their foreign counterparts.

LIMITED THIRD-PARTY REIMBURSEMENT

    Generally, hospitals, physicians and other health care providers purchase products, such as the products being sold or developed by LifeCell, for use in providing care to their patients. These parties typically rely on third-party payors, including Medicare, Medicaid, private health insurance and managed care plans, to reimburse all or part of the costs of acquiring those products and costs associated with the medical procedures performed with those products. Cost control measures adopted by third-party payors in recent years have had and may continue to have a significant effect on the purchasing practices of many health care providers, generally causing them to be more selective in the purchase of medical products. These and future changes in third-party payor reimbursement practices regarding the procedures performed with LifeCell's products may adversely affect LifeCell's business.

PRODUCT LIABILITY AND INSURANCE

    The Company's business will expose it to potential product liability risks which are inherent in the testing, manufacturing and marketing of medical products. Although the Company has product liability insurance coverage with an aggregate limit of $5 million, there can be no assurance that such insurance will provide adequate coverage against potential liabilities or that adequate product liability insurance will continue to be available in the future or that it can be maintained on acceptable terms.

SHARES ELIGIBLE FOR FUTURE SALE

    Substantially all of the outstanding Common Stock is available for sale in the public marketplace. There are also outstanding stock options and warrants to purchase an aggregate of 4,838,334 shares of Common Stock at various exercise prices per share. The Company has an effective registration statement on Form S-3 covering the public sale of 2,559,617 shares of its Series A Preferred Stock, $.001 par value per share (the "Series A Preferred Stock"), issuable upon the conversion of and as dividends on shares of preferred stock and the exercise of warrants issued by the Company in a private placement completed during 1994. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock, and could impair the Company's ability to raise capital through the sale of its equity securities.

LIMITATION ON THE USE OF NET OPERATING LOSSES AND RESEARCH AND DEVELOPMENT TAX CREDITS

    As of December 31, 1995, LifeCell had accumulated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $22 million and research and development tax credits of approximately $365,000 since its inception, and may continue to incur NOL carryforwards. United States tax laws provide for an annual limitation on the use of NOL carryforwards following certain ownership changes that may occur in connection with the offering of shares of Common Stock pursuant to this Prospectus and also limit the time during which NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities. Accordingly, LifeCell may not be able to take full advantage of its NOL carryforwards and tax credits for federal income tax purposes.

DIVIDENDS

    LifeCell has not paid a cash dividend to the holders of its Common Stock and does not anticipate paying cash dividends to the holders of its Common Stock in the foreseeable future. Under the General

Corporation Law of the State of Delaware, a company's board of directors may declare and pay dividends only out of surplus or current net profits.

POSSIBLE ANTI-TAKEOVER EFFECTS

    LifeCell's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers and other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, the denial of cumulative voting, limitation of the persons who may call a special meeting of the stockholders and advance notice requirement for election to the Board of Directors. See "Description of Common Stock".

DISPOSAL OF HAZARDOUS MATERIALS

    LifeCell's research and development and processing techniques generate waste that is classified as hazardous by the United States Environmental Protection Agency and the Texas Natural Resources Commission. LifeCell segregates such waste and disposes of it through a licensed hazardous waste transporter. Although LifeCell believes it is currently in compliance in all material respects with applicable environmental regulations, its failure to comply fully with any such regulations could result in the imposition of penalties, fines or sanctions that could have an adverse effect on LifeCell's business.

                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereunder.

                              SELLING STOCKHOLDERS

           Of the 8,775,644 shares of the Company's Common Stock offered hereby, 7,163,316 shares are issuable upon conversion of 124,157 shares of Series B Preferred Stock and certain warrants to purchase shares of Common Stock which were issued in an offering completed in November 1996. The remaining 1,612,328 shares of Common Stock include the maximum number of shares of Common Stock that may be issued upon conversion of the shares of Series B Preferred Stock that may be issued to the Selling Stockholders as dividends payable on the Series B Preferred Stock. The following table sets forth the names of the Selling Stockholders, together with the number of shares of Common Stock of the Company that may be offered and sold hereby.

                                        BENEFICIAL
                                       OWNERSHIP(1)                               BENEFICIAL OWNERSHIP(1)
                                     PRIOR TO OFFERING                            SUBSEQUENT TO OFFERING
                                     ------------------                           -----------------------
                                                                NUMBER OF
                                                                 SHARES
NAME                                 SHARES            PERCENT  TO BE SOLD        SHARES           PERCENT
--------                             ------            -------  ----------        ------           -------
CIBC Wood Gundy Ventures,
Inc.(2) ........................   2,456,773(3)           33%   2,456,773(3)        --(3)               *
425 Lexington Avenue
New York, New York 10017

The Woodlands Venture
Capital Company ................     719,514(4)           14%     137,096(4)      582,418(4)            5%
2201 Timberloch Place
The Woodlands, Texas 77380

Vector Later-Stage Equity
Fund, L.P.(5) ..................   2,193,547(6)           31%   2,193,547(6)        --(6)               *
1751 Lake Cook Road,
Suite 350
Deerfield, Illinois 60015

P. William Curreri, M.D.(7) ....     104,115(8)            2%      21,935(8)       82,180(8)            1%
217 Berwyn Drive W, #222
Mobile, Alabama 36608

Smith Barney Inc.,
Custodian,
Christopher C. Kraft, Jr.
Keogh Profit Sharing(9) ........      99,668(10)           2%      13,709(10)      85,959(10)           1%
14919 Village Elm Street
Houston, Texas 77062

Michael H. Richmond(11) ........      21,935(12)           *       21,935(12)      --(12)               *
20 E. Wedgewood Glen
The Woodlands, Texas 77381

Stephen Livesey(13) ............     164,650(14)           3%      13,709(14)     150,941(14)           1%
3606 Research Forest Drive
The Woodlands, Texas 77381

Michael E. Cahr(15) ............      92,869(16)           2%      27,419(16)      65,450(16)           1%
1051 Saxony Drive
Highland Park, Illinois 60035

Technology Funding Medical
  Partners I, L.P. .............     473,644(17)           9%     137,096(17)     336,548(17)           3%
2000 Alameda de las Pulgas
San Mateo, California 94403

William J. McCluskey ...........      10,200(18)           *       10,200(18)      --(18)               *
25 Wisconsin Street
Long Beach, New York 11561

David Saks .....................      27,419(19)           1%      27,419(19)      --(19)               *
2 Knollcliff Road
Woodcliff Lake, New Jersey 07675

                                                       11

Joseph Battipaglia ...........       8,225(20)             *        8,225(20)      --(20)               *
77 Water Street, 10th Floor
New York, New York 10005

S.B.S.F. Biotechnology
Partners, L.P. ...............      54,838(21)             2%      54,838(21)      --(21)               *
c/o Lisa Tuckerman
Spears, Benzak, Salomon
  & Farrell
45 Rockefeller Plaza
33rd Floor
New York, New York 10111

S.B.S.F. Biotechnology Fund,
  L.P ........................     493,547(22)             9%     493,547(22)      --(22)               *
c/o Lisa Tuckerman
Spears, Benzak, Salomon
  & Farrell
45 Rockefeller Plaza
33rd Floor
New York, New York 10111

Jerome Schachter .............      27,419(23)             1%      27,419(23)      --(23)               *
2926 Leanne Court
Northbrook, Illinois 60062

Paul B. Ankin and Lois F
  Ankin ......................      13,709(24)             *       13,709(24)      --(24)               *
4233 W. Grove
Skokie, Illinois 60076

David and Mary Jane Harris ...      10,967(25)             *       10,967(25)      --(25)               *
174 Pacific Street, Apt. 2A
Brooklyn, New York 11201

Richard L. Serrano ...........       2,741(26)             *        2,741(26)      --(26)               *
64 Brighton Avenue
Bloomfield, New Jersey 07003

Charles and Donna
Greenberg ....................      82,257(27)             2%      82,257(27)      --(27)               *
120 Southeast Fifth Avenue
Unit 333
Boca Raton, Florida 33432

Michael Gironta ..............      54,838(28)             1%      54,838(28)      --(28)               *
89 Ridgewood Avenue
Glen Ridge, New Jersey 07028

Joseph A. Russo ..............       8,500(29)             *        8,500(29)      --(29)               *
3 Midwood Avenue
Verona, New Jersey 07044

John D. Goldberg .............      17,000(30)             *       17,000(30)      --(30)               *
2500 E. Hallandale Beach
  Blvd., Suite 500
Hallandale, Florida 33009-4838

Robert Sablowsky .............      25,500(31)             1%      25,500(31)      --(31)               *
150 E. 69th Street, 16-A
New York, New York 10021

William J. Strazzullo ........       4,386(32)             *        4,386(32)      --(32)               *
750 Columbus Avenue, 4C
New York, New York 10025

                                                       12

Stephen G. Weiss ..............       18,096(33)           *       18,096(33)      --(33)               *
115 Ravin Oaks Lane
Highland Park, Illinois 60035

Barry Richter .................       13,709(34)           *       13,709(34)      --(34)               *
Tideway
Sandspoint, New York 11050

Chinook Equities, Inc. ........       27,419(35)           1%      27,419(35)      --(35)               *
147 E. 48th Street
New York, New York 10017

Daniel and Elaine Kleinberg ...       14,641(36)           *       14,641(36)      --(36)               *
3 Centenniel Road
Livingston, New Jersey 07039

Douglas Kleinberg .............       13,600(37)           *       13,600(37)      --(37)               *
200 E. 94th Street, Apt. 126
New York, New York 10128

Gruntal & Company, Inc.,
Custodian, Evan Kleinberg
IRA
3 Centenniel Road .............        8,500(38)           *        8,500(38)      --(38)               *
Livingston, New Jersey 07039

John Latshaw ..................       51,000(39)           1%      51,000(39)      --(39)               *
5049 Wornall #2C
Kansas City, Missouri 64112

B. Michael Pisani .............       42,500(40)           1%      42,500(40)      --(40)               *
44 Lake Road
Short Hills, New Jersey 07078

John Cirrito ..................       13,709(41)           *       13,709(41)      --(41)               *
29 Rambling Drive
Scotch Plains, New Jersey 07076

The James C. Gale Trust .......       34,000(42)           1%      34,000(42)      --(42)               *
315 W. 106th Street, Apt. 4A
New York, New York 10025

James C. Gale and Judith S ....
  Haselton ....................       85,000(43)           2%      85,000(43)      --(43)               *
315 W. 106th Street, Apt. 4A
New York, New York 10025

John S. Bai ...................       11,900(44)           *       11,900(44)      --(44)               *
30 W. 61st Street, 27A
New York, New York 10023

Ronald Koenig .................       17,000(45)           *       17,000(45)      --(45)               *
114 No. Village Way
Jupiter, Florida 33458

Robert M. Adams ...............       85,000(46)           2%      85,000(46)      --(46)               *
P. O. Box 998
Plandome, New York 11030

Edwards A. Kerbs ..............       17,000(47)           *       17,000(47)      --(47)               *
8 South Cherry Lane
Rumson, New Jersey 07760

                                                       13

Gruntal & Co., Inc.,
Custodian, Bernard B ........
Salzman IRA .................          3,015(48)           *        3,015(48)      --(48)               *
20 S. Charles Street
Baltimore, Maryland 21201

Don A. Sanders ..............         34,000(49)           1%      34,000(49)      --(49)               *
3100 Texas Commerce Tower
Houston, Texas 77002

Jeffrey Keeler ..............          4,770(50)           *        4,770(50)      --(50)               *
577 W. 50th Street
Miami Beach, Florida 33140

Harbour Court L.P., II ......         13,709(51)           *       13,709(51)      --(51)               *
253 W. 73rd St., Apt. 6D
New York, New York 10023

Namax Corp. .................        109,677(52)           2%     109,677(52)      --(52)               *
666 Dundee Road, Suite 1801
Northbrook, Illinois 60062

Sheldon Drobny ..............         27,419(53)           1%      27,419(53)      --(53)               *
95 Revere Drive, Suite A
Northbrook, Illinois 60062

Perry H. Bacon ..............         34,000(54)           1%      34,000(54)      --(54)               *
5300 Mission Woods Road
Shawnee Mission, Kansas 66205

James J. Pelts ..............         27,419(55)           1%      27,419(55)      --(55)               *
29 E. Madison St., Suite 1505
Chicago, Illinois 60602

Robert Weinstein ............         11,900(56)           *       11,900(56)      --(56)               *
155 W. 68th Street, 24C
New York, New York 10023

The Marcus L. Koblitz Trust
12 Downey Drive .............          1,370(57)           *        1,370(57)      --(57)               *
Tenafly, New Jersey 07670

The Lauren J. Koblitz Trust
12 Downey Drive .............          1,370(58)           *        1,370(58)      --(58)               *
Tenafly, New Jersey 07670

Pharmaceutical & Medical
  Technology Fund ...........        164,515(59)           3%     164,515(59)      --(59)               *
300 Park Avenue
New York, New York 10022

Strategic Healthcare Fund ...         54,838(60)           1%      54,838(60)      --(60)               *
300 Park Avenue
New York, New York 10022

Michael J. Koblitz ..........          2,741(61)           *        2,741(61)      --(61)               *
12 Downey Drive
Tenafly, New Jersey 07670

Gruntal & Co., Incorporated .        354,734(62)           7%     354,734(62)      --(62)               *
717 Fifth Avenue, Floor 12A
New York, New York 10022

------------
*Less than 1%.

(1) Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days have been exercised or converted. Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Lori Koffman, a director of the Company, is a managing director of the Selling Stockholder.

(3) Includes 2,456,773 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 590,967 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(4) Includes 137,096 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 32,612 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder. Also includes 100,350 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by such Selling Stockholder.

(5) K. Flynn McDonald, a director of the Company, is the vice president of Vector Fund Management, L.P., the general partner of the Selling Stockholder.

(6) Includes 2,193,547 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 527,612 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(7) From October 1992 to November 18, 1996, P. William Curreri, M.D. was a director of the Company.

(8) Includes 21,935 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 4,806 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder. Also includes 60,000 shares of Common Stock issuable pursuant to the exercise of stock options, 8,362 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by such Selling Stockholder and 5,000 shares of Common Stock issuable upon exercise of a warrant held by Strategem of Alabama, Inc., of which the Selling Stockholder is an affiliate.

(9) From January 1987 to November 18, 1996, Christopher C. Kraft, Jr., a beneficiary of this plan, was a director of the Company.

(10)Includes 13,709 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder. Also includes 8,362 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by such Selling Stockholder. Christopher C. Kraft, Jr. is a beneficiary of this plan and because of such relationship may be deemed to be the beneficial owner of such shares. Dr. Kraft holds directly 12,597 shares of Common Stock and also beneficially owns 65,000 shares of Common Stock underlying stock options.

(11)Michael H. Richmond is the president of the Woodlands Venture Capital Company, a principal stockholder of the Company.

(12)Includes 21,935 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 4,806 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(13)Stephen Livesey is Executive Vice President, Chief Scientific Officer and a director of the Company.

(14)Includes 13,709 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder. Also includes 50,000 shares of Common Stock issuable pursuant to the exercise of stock options granted to such Selling Stockholder under the Company's Second Amended and Restated 1992 Stock Option Plan, as amended.

(15)Michael E. Cahr is a director of the Company.

(16)Includes 27,419 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder. Also includes 65,000 shares of Common Stock issuable pursuant to the exercise of options granted to such Selling Stockholder under the Company's Second Amended and Restated 1993 Non-Employee Director Stock Option Plan.

(17)Includes 137,096 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 32,612 shares of

    Common Stock that may be issuable to such Selling Stockholder upon conversion of the masimum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder. Also includes 83,625 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and 252,923 shares of Common Stock held by Technology Funding Partners III, L.P, a principal stockholder of the Company. Technology Funding Inc. and Technology Funding Ltd. are co-managing general partners of such Selling Stockholder and of Technology Funding Partners III, L.P. Because of such relationship, the Selling Stockholder may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Technology Partners III, L.P.

(18)Includes 10,200 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,096 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(19)Includes 27,419 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 6,161 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(20)Includes 8,225 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 1,419 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(21)Includes 54,838 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 12,709 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(22)Includes 493,547 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 118,290 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(23)Includes 27,419 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 6,161 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(24)Includes 13,709 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(25)Includes 10,967 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,161 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(26)Includes 2,741 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 96 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(27)Includes 82,257 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 19,419 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(28)Includes 54,838 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 12,709 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(29)Includes 8,500 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 1,451 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(30)Includes 17,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 3,645 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(31)Includes 25,500 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 5,709 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(32)Includes 4,386 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 677 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(33)Includes 18,096 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 3,935 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(34)Includes 13,709 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(35)Includes 27,419 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 6,161 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(36)Includes 14,641 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 3,129 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(37)Includes 13,600 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(38)Includes 8,500 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 1,451 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(39)Includes 51,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 11,903 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(40)Includes 42,500 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 9,903 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(41)Includes 13,709 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(42)Includes 34,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 7,806 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(43)Includes 85,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 20,032 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(44)Includes 11,900 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,419 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(45)Includes 17,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 3,645 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(46)Includes 85,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 20,032 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(47)Includes 17,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 3,645 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(48)Includes 3,015 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 96 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(49)Includes 34,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 7,806 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(50)Includes 4,770 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 774 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(51)Includes 13,709 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(52)Includes 109,677 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 26,000 shares of Common Stock that may be issuable to such Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(53)Includes 27,419 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 6,161 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(54)Includes 34,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 7,806 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(55)Includes 27,419 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 6,161 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(56)Includes 11,900 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,419 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(57)Includes 1,370 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant.

(58)Includes 1,370 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant.

(59)Includes 164,515 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 39,161 shares of Common Stock that may be issuable to such Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(60)Includes 54,838 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 12,709 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(61)Includes 2,741 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of a warrant, but excludes a maximum of 96 shares of Common Stock that may be issuable to such Selling Stockholder upon conversion of the maximum number of shares of Series B Preferred Stock that may be issued as dividends payable on the shares of Series B Preferred Stock held by such Selling Stockholder.

(62)Includes 354,734 shares of Common Stock issuable upon exercise of a warrant.

                           DESCRIPTION OF COMMON STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    LifeCell is authorized by the Restated Certificate of Incorporation to issue 25,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock"). At the date of this Prospectus, there were 4,923,694 shares of Common Stock issued and outstanding, 260,000 shares of Preferred Stock designated as Series A Preferred Stock issued and outstanding and 124,157 shares of Preferred Stock designated as Series B Preferred Stock issued and outstanding. In addition, there was an aggregate of approximately 11,561,501 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock and the Series B Preferred Stock, upon exercise of outstanding warrants and options, under director and employee benefit plans, and an additional number of shares of Common Stock as may be issued upon payment of dividends on the Series A Preferred Stock, upon conversion of shares of Series B Preferred Stock that may be issued as dividends on the Series B Preferred Stock and pursuant to other rights to acquire Common Stock.

    Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors and to share ratably in assets available for distribution to holders of the Common Stock upon any liquidation. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Company. Holders of Common Stock have no preemptive rights and no right to cumulate votes. Except as otherwise required by law or the provisions of the Restated Certificate of Incorporation, the holders of shares of Common Stock are not entitled to vote separately as a class on any matter submitted to a vote of the stockholders of the Company.

CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE GENERAL CORPORATION LAW

    The Restated Certificate of Incorporation and By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise. The description of such provisions set forth below is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-laws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Risk Factors--Possible Anti-Takeover Effects".

    PREFERRED STOCK. The Restated Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series. The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs that may arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by the Restated Certificate of Incorporation, applicable laws or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

    Although the Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

    SPECIAL MEETING OF STOCKHOLDERS. The By-laws provide that special meetings of stockholders may be called only by the President or the Board of Directors. Such provisions, together with the other anti-takeover provisions described herein, also could have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.

    NOTICE PROCEDURES. The By-Laws provide that stockholder election of directors may be conducted only at annual meetings of stockholders and establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director. These procedures provide that notice of such stockholder proposals must be timely, notice must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to an annual meeting. The notice must contain certain information specified in the By-Laws.

    DELAWARE ANTI-TAKEOVER LAW. Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporations or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company is required to indemnify any director who, as the result of his acting as a director of the Company, was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by Delaware law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

    The 8,775,644 shares of Common Stock offered hereby are being offered for the account of certain stockholders of the Company named under the heading "Selling Stockholders".

    Sales of shares of Common Stock by the Selling Stockholders may be made from time to time in the over-the-counter market, on any stock exchange on which the Common Stock may be listed at the time of sale, in private transactions or pursuant to underwriting agreements at prices related to prices then prevailing involving payment of customary commissions or discounts. On January 13, 1997, the average of the high and low prices of the Common Stock, as reported by The Nasdaq Stock Market was $4.78 per share.

                                  LEGAL MATTERS

    Certain legal matters with respect to the Common Stock are being passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas, counsel to the Company.

                                     EXPERTS

    The financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ---------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information ....................................................    2
Prospectus Summary ........................................................    4
Risk Factors ..............................................................    5
Use of Proceeds ...........................................................   10
Selling Stockholders ......................................................   11
Description of Capital Stock ..............................................   19
Plan of Distribution ......................................................   21
Legal Matters .............................................................   21
Experts ...................................................................   21

                                8,775,644 SHARES

                                    LIFECELL

                                   CORPORATION

                                  COMMON STOCK

                                   PROSPECTUS

                                  JANUARY    , 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses solely in connection with the proposed sale of the 8,775,644 shares of Common Stock offered by the Selling Stockholders hereby are:

Securities and Exchange Commission Registration Fee......  $ 12,712

Nasdaq Listing Fees......................................    17,500

Accounting Fees and Expenses.............................    10,000

Legal Fees and Expenses..................................    12,000

Printing Expenses........................................       800

Miscellaneous............................................       988
                                                           ----------
       TOTAL                                               $ 54,000
                                                           ==========
All of such expenses are being paid by the company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article X of the By-laws provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL").

        Pursuant to Section 145 of the GCL, the Registrant generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner in which they reasonably believed to be, or not opposed to, the best interest of the Registrant, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Registrant unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for such persons.

        The above discussion of the Registrant's By-laws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by such document and statute.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:

        EXHIBIT NO.           DESCRIPTION

          4.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated November 18, 1996).

          4.2   Amended and Restated By-laws (incorporated by reference to
                Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1996).

          5.1*  Opinion of Fulbright & Jaworski L.L.P.


         23.1*  Consent of Arthur Andersen LLP.

         23.2* Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 hereto).

         24.1*  Power of Attorney (contained on page II-4 hereto).
------------
   * Filed herewith.

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreement to the Commission upon request.

ITEM 17.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes that:

           (1) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
        (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change and the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs as contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
        Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 21, 1997.

                                          LIFECELL CORPORATION

                                          By: /s/ PAUL M. FRISON
                                                  PAUL M. FRISON
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                             AND CHIEF EXECUTIVE OFFICER

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paul M. Frison his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of January, 1997.

             SIGNATURE                                TITLE
             ---------                                -----
       /s/ PAUL M. FRISON                   Chairman of the Board, President
           PAUL M. FRISON                   and Chief Executive Officer
                                            (Principal Executive, Financial
                                            and Accounting Officer)

       /s/ MICHAEL E. CAHR                  Director
           MICHAEL E. CAHR

       /s/ JAMES G. FOSTER                  Director
           JAMES G. FOSTER

       /s/ LORI KOFFMAN                     Director
           LORI KOFFMAN

       /s/ STEPHEN A. LIVESEY               Director
           STEPHEN A. LIVESEY

       /s/ K. FLYNN MCDONALD                Director
           K. FLYNN MCDONALD